Securities and Exchange Commission
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 22, 2011

INTERNATIONAL DEVELOPMENT AND ENVIRONMENTAL HOLDINGS
(Name of Registrant as specified in its charter)

Nevada	000-54106	32-0237237
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1173A Second Avenue
Suite 327
New York, NY 10065
 (Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Registrant (the “Company”) and its newly formed subsidiary OSO Acquisition Corp., a Delaware corporation, entered into an Agreement and Plan of Merger (the “Agreement”) with OSO USA LLC, a Delaware limited liability company ("OSO"), Heights 63 Management, LLC, a New York Limited Liability Company (“Heights 63”), the principal members of OSO (the “OSO Members”). The Agreement is undated, executed by some parties on June 16, 2011 and was fully executed by all parties on August 22, 2011.

Pursuant to the Agreement, OSO will merge into OSO Acquisition Corp. resulting in OSO becoming a wholly-owned subsidiary of the Company (the “Merger”).  As consideration for the Merger, the OSO Members will receive 500,000 newly-issued shares of the Company’s common stock for each 1% of membership interest held.

Closing of the Agreement and the Merger are subject to certain closing conditions, including, but not limited to:

a.  The completion by OSO of audited financial statements for 2009 and 2010;

b.  The appointment to the Company’s Board of Directors nominees of OSO and the resignation of the Company’s current officers and directors; and

c.  The availability of $400,000 in debt financing for the operations of the Company.

The entire Agreement can be found as Exhibit 10.1 hereto.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 7, 2011, Cynthia Delmonte resigned from the Company’s Board of Directors.  To the knowledge of the Company, there was no disagreement between the Company and Ms. Delmonte which resulted in the resignation.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  August 30, 2011

International Development and Environmental Holdings /s/ Scott Lieberman By: Scott Lieberman, CEO